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                                                                    EXHIBIT 10.4

                               AMENDMENT NO. 1 TO
                      MARK FIORAVANTI EMPLOYMENT AGREEMENT

      This Amendment No. 1 to Employment Agreement, dated as of November 4, 2005 (the "Amendment") is by and between Gaylord Entertainment Company, a Delaware corporation having its corporate headquarters at One Gaylord Drive, Nashville, Tennessee 37214 (the "Company") and Mark Fioravanti, a resident of Nashville, Davidson County, Tennessee ("Executive").

                              W I T N E S S E T H:

      WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of July 15, 2003 (the "Employment Agreement"), pursuant to which, among other things, the Company hired the Executive to be one of its senior officers;

      WHEREAS, the Company and Executive have now agreed to various amendments to the Employment Agreement;

      NOW, THEREFORE, in consideration of the covenants and agreements hereafter set forth, the parties hereto agree as follows:

      1. Amendment of Section 7 of Employment Agreement. Section 7 of the Employment Agreement is deleted in its entirety and replaced with the following new Sections 7 and 7A:

      "7. CHANGE OF CONTROL.

            (a) Definition. A "Change of Control" shall be deemed to have taken place if:

                        (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof, or any employee benefit plan of the Company or any of its subsidiaries becomes the beneficial owner of Company securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business);

                        (ii) individuals who, as of the date of this Amendment, were members of the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board; provided that any individual who becomes a director after such date whose election or nomination for election by the Company's shareholders was approved by two-thirds of the members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the

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      directors of the Company (as such terms are used in Rule 14a-11 under the
      Securities Exchange Act of 1934), "tender offer" (as such term is used in
      Section 14(d) of the Securities Exchange Act of 1934) or a proposed transaction described in clause (iii) below) shall be deemed to be members of the Incumbent Board;

                        (iii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions; or

                        (iv) the Company sells all or substantially all of the assets of the Company.

            (b) Effect of Change of Control. In the event that within one (1) year following a Change of Control, the Company terminates Executive Without Cause or Executive terminates employment for Good Reason (and for purposes of the definition of "Good Reason" as used in this paragraph 7(b), the following two circumstances shall also constitute Good Reason in addition to the three circumstances described in Section 5(d): (i) any adverse change by Company in the Executive's position or title in effect immediately prior to such Change of Control, whether or not any such change has been approved by a majority of the members of the Board; and
      (ii) the assignment to Executive, over his reasonable objection, of any duties materially inconsistent with his status immediately prior to such Change of Control or a substantial adverse alteration in the nature of his responsibilities), Executive shall be entitled to: (i) the payment of three (3) times Executive's Base Salary for the year in which such termination shall occur; (ii) the payment of three (3) times Executive's Annual Bonus for the preceding year; (iii) any unpaid portion of any Annual Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 4(a) or (b) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) the portion of restricted stock that is free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from all restricted stock grants that are subject to restrictions as of the date of termination; and (v) the vested portion of Executive's Stock Options and the acceleration and immediate vesting of any unvested portion of Executive's Stock Options. Executive shall have two (2) years from the date of such termination to exercise all vested Stock Options.

      7A. EXCISE TAX REIMBURSEMENT. In connection with or arising out of a Change in Control of the Company, in the event Executive shall be subject to the tax imposed by Section 4999 of the Code (the "Excise Tax") in respect of any payment or distribution by the Company or any other person or entity to or for Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, or whether prior to or following any termination of Executive other than Termination for Cause or By Executive

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without Good Reason (a "Payment"), the Company shall pay to Executive an additional amount. The additional amount (the "Gross-Up Payment") shall be equal to the Excise Tax, together with any federal, state and local income tax, employment tax and any other taxes associated with this payment such that Executive incurs no out-of-pocket expenses associated with the Excise Tax. Provided, however, nothing in this Section shall obligate the Company to pay Executive for any federal, state or local income taxes imposed upon Executive by virtue of a Payment. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax the following will apply:

            (a) Determination of Parachute Payments. Any payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or his termination of employment other than by the Company for Cause or by Executive Without Good Reason shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; and

            (b) Valuation of Benefits and Determination of Tax Rates. The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Section 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date of termination of his employment, net of the applicable reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

            (c) Repayment of Gross-Up by Executive and Possible Additional Gross-Up by Company. In the event that the amount of Excise Tax attributable to Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, he shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (including the portion of the Gross-Up Payment attributable to the Excise Tax, employment tax and federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a federal (and state and local) income tax deduction) plus interest on the amount of such repayment at the rate provided in
      Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax attributable to Payments is determined to exceed the amount taken into account hereunder at the time of

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      the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest and/or penalties payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined."

      2. Miscellaneous Provisions.

                  (a) The Employment Agreement is hereby, and shall henceforth be deemed to be, amended, modified, and supplemented in accordance with the provisions hereof, and the respective rights, duties, and obligations under the Employment Agreement shall hereinafter be determined and enforced under the Employment Agreement, as amended, subject in all respects to such amendments, modifications, and supplements, and all terms and conditions of this Amendment.

                  (b) Except as expressly set forth in this Amendment, all agreements, covenants, undertakings, provisions, stipulations, and promises contained in the Employment Agreement are hereby ratified, readopted, approved, and confirmed and remain in full force and effect.

                  (c) Except as provided by this Amendment, or unless the context or use indicates another or different meaning or intent, the words and terms used in this Amendment shall have the same meaning as in the Employment Agreement.

                  (d) This Amendment may be executed in two or more counterparts, each of which when so executed, shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                  GAYLORD ENTERTAINMENT COMPANY

                                  By: /s/ Colin V. Reed
                                      ---------------------------------
                                      Its: Chief Executive Officer

                                  EXECUTIVE:

                                  /s/ Mark Fioravanti
                                  --------------------------------------
                                  Mark Fioravanti

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